Exhibit 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES SECOND QUARTER
FISCAL 2016 OPERATING RESULTS

Milwaukee, WI - June 2, 2016 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported second quarter fiscal 2016 results.

Second Quarter Summary

•	Bookings $681 million, down 9 percent from a year ago

•	Equipment bookings $167 million, up 12 percent from a year ago

•	Service bookings $514 million, down 14 percent from a year ago

•	Net sales $602 million, down 26 percent from a year ago

•	(Loss) Earnings per diluted share from continuing operations $(0.16), compared to $0.57 a year ago

•	Adjusted earnings per diluted share from continuing operations $0.09, compared to $0.64 a year ago

•	Cash from operations $44 million, down $27 million from a year ago

Second Quarter Operating Results

"Despite ongoing challenges in commodity markets, our bookings and financial results in the second quarter were better than expected," said Ted Doheny, President and Chief Executive Officer. "While markets overall remain subdued, we were able to secure growth-related original equipment bookings in a few markets during the quarter. In addition, a seasonal up-tick in service sales and continued cost reduction initiatives helped drive sequentially improved earnings and continued solid cash generation in the quarter."

"Our global teams continued to demonstrate their resiliency driving cost reduction and cash from working capital while advancing our key growth strategies. We remain focused on delivering on our customer and shareholder commitments in the toughest mining market we have seen in decades."

Bookings - (in millions)
	Quarter Ended
	April 29, 2016	May 1, 2015	% Change
Segment:
Underground	$362	$438	(17)%
Surface	340	344	(1)%
Eliminations	(21)	(37)
Total Bookings by Segment	$681	$745	(9)%

Product:
Service	$514	$595	(14)%
Original Equipment	167	150	12%
Total Bookings by Product	$681	$745	(9)%

Consolidated bookings in the second quarter totaled $681 million, a decrease of 9 percent versus the second quarter of last year. Original equipment orders increased 12 percent while service orders were down 14 percent compared to the prior year. Current quarter bookings were reduced by $8 million from the impact of foreign currency exchange movements versus the year ago period, a $2 million increase for original equipment and a $10 million decrease for service bookings. After adjusting for foreign currency exchange, orders were down 7 percent compared to the second quarter of last year, with original equipment orders up 10 percent and service orders down 12 percent.

Bookings for underground mining machinery decreased 17 percent in comparison to the second quarter of last year. Original equipment orders decreased 15 percent compared to the prior year, with declines in all regions except in Eurasia, where a longwall system order was received in the current quarter. Service orders decreased 18 percent compared to the prior year, with declines in all regions except Eurasia and Africa. Orders for underground mining machinery were reduced by $7 million from the impact of foreign currency exchange compared to the second quarter of last year.

Bookings for surface mining equipment decreased 1 percent in comparison to the prior year second quarter. Original equipment orders increased 102 percent compared to the prior year. Original equipment orders increased in North America where a multiple electric shovel order was booked in the current quarter with declines in all other regions. Service orders decreased 10 percent compared to the prior year, with declines in all regions except Eurasia and Africa. Orders for surface mining equipment were reduced by $1 million from the impact of foreign currency exchange compared to the second quarter of last year.

Backlog at the end of the second quarter was $976 million, up from $873 million at the beginning of the fiscal year.

Net Sales - (in millions)
	Quarter Ended
	April 29, 2016	May 1, 2015	% Change
Segment:
Underground	$343	$424	(19)%
Surface	285	423	(33)%
Eliminations	(26)	(37)
Total Net Sales by Segment	$602	$810	(26)%

Product:
Service	$463	$595	(22)%
Original equipment	139	215	(35)%
Total Net Sales by Product	$602	$810	(26)%

Consolidated net sales totaled $602 million, a 26 percent decrease versus the second quarter of last year. Original equipment sales decreased 35 percent and service sales decreased 22 percent compared to the prior year. Current quarter net sales were reduced by $24 million from the impact of foreign currency exchange movements versus the year ago period, a $4 million decrease for original equipment and a $20 million decrease for service sales. When adjusting for foreign currency exchange, sales were down 23 percent compared to the second quarter of last year with original equipment sales down 33 percent and service sales down 19 percent.

Net sales for underground mining machinery decreased 19 percent in comparison to the second quarter of last year. Original equipment sales decreased 5 percent compared to the prior year, with declines in Africa and China partially offset by increases in North America, Eurasia and Australia. Service sales decreased 24 percent compared to the prior year, with increases in Eurasia and Australia more than offset by declines in all other regions. The most significant service sales reduction was in the U.S. coal market which was down approximately $87 million year-over-year. Net sales for underground mining machinery were reduced by $19 million from the impact of foreign currency exchange compared to the prior year second quarter.

Net sales for surface mining equipment decreased 33 percent in comparison to the second quarter of last year. Original equipment sales decreased 64 percent compared to the prior year, with an increase in North America more than offset by declines in all other regions. Service sales decreased 20 percent compared to the prior year, with declines in all regions except

Eurasia. Net sales for surface mining equipment were reduced by $5 million from the impact of foreign currency exchange compared to the second quarter of last year.

Reconciliation of Operating (Loss) Income from Continuing Operations to Adjusted Operating Income from Continuing Operations
(in millions)	Quarter Ended
	April 29, 2016	May 1, 2015	Return on Sales
			2016	2015
Underground	$(20.8)	$51.5	(6.1)%	12.1%
Surface	35.6	58.8	12.5%	13.9%
Corporate Expenses	(11.7)	(8.7)
Eliminations	(7.4)	(8.7)
Operating (Loss) Income from Continuing Operations	(4.3)	92.9	(0.7)%	11.5%
Restructuring and related charges	34.7	11.1	5.7%	1.3%
Mark to market pension income	—	(3.2)	—%	(0.4)%
Adjusted Operating Income from Continuing Operations	$30.4	$100.8	5.0%	12.4%

Operating loss for the second quarter of fiscal 2016 totaled $4 million, compared to operating income of $93 million in the second quarter of fiscal 2015. The second quarter of fiscal 2016 included an aggregate negative impact of $35 million from restructuring charges compared to a net $8 million negative impact in the second quarter of fiscal 2015 for restructuring charges and mark to market pension income. The $70 million year-over-year decrease in adjusted operating income in the quarter was due to lower sales volumes, unfavorable product mix, and lower manufacturing absorption which was partially offset by savings from the company's cost reduction programs and lower incentive based compensation.

During the second quarter, we continued restructuring activities to align the company's workforce and overall cost structure with current and anticipated levels of future demand. The restructuring activities in the current quarter of $35 million, inclusive of $2 million of non-cash inventory charges directly related to facility closures, were primarily in the underground North America and China regions, and consisted mainly of employee severance and termination costs, impairment charges and accelerated depreciation. Additional restructuring charges in the range of $30 million to $40 million are expected in fiscal 2016 as the company continues to reduce staffing levels and optimize its global manufacturing and service footprint.

Reconciliation of (Loss) Earnings per Share from Continuing Operations to Adjusted Earnings per Share from Continuing Operations
	Quarter Ended
	April 29, 2016		May 1, 2015
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating (loss) income	$(4.3)		$92.9
Interest expense, net	11.6		13.3
Income tax (benefit) expense	(0.6)		23.7
Net (loss) income and (loss) earnings per share from continuing operations	(15.3)	$(0.16)	55.9	$0.57
Restructuring and related charges	34.7	0.35	11.1	0.11
Tax benefit on restructuring charges	(4.2)	(0.04)	(3.5)	(0.03)
Mark to market pension income	—	—	(3.2)	(0.03)
Tax provision on mark to market pension income	—	—	0.9	0.01
Net discrete tax (benefit) charge	(6.1)	(0.06)	1.2	0.01
Adjusted net income and adjusted earnings per share from continuing operations	$9.1	$0.09	$62.4	$0.64

Fully diluted loss per share from continuing operations for the second quarter of fiscal 2016 totaled $0.16. This compared to fully diluted earnings per share from continuing operations of $0.57 in the second quarter of fiscal 2015. The second quarter of fiscal 2016 included a net negative impact of $0.25 per share for restructuring charges and a net discrete tax benefit, compared to a net negative impact of $0.07 per share in the second quarter of fiscal 2015 from a combination of restructuring charges, mark to market pension income and a net discrete tax charge. Fully diluted loss per share from continuing operations for the second quarter of fiscal 2016 does not reflect the impact of outstanding equity awards because doing so would have been antidilutive.
During the current quarter, we recognized net income from discontinued operations of $5 million as we concluded that accrued loss contingencies resulting from our former drilling products business were no longer considered probable, which were partially offset by a write-down of certain inventory that will no longer be utilized.
The effective income tax rate was 3.8 percent for the second quarter of fiscal 2016. Excluding restructuring charges and a net discrete tax benefit in the second quarter of fiscal 2016, the effective income tax rate was 51.6 percent. In the second quarter of 2016 we recognized discrete tax benefits of $6 million primarily associated with valuation allowance calculations on our domestic China deferred tax assets. The effective income tax rate for the quarter was impacted by an increase in the amount of losses in jurisdictions with no currently recognizable benefit.

Liquidity

Cash provided by continuing operations was $44 million for the second quarter of fiscal 2016, compared to $71 million provided by continuing operations in the second quarter of fiscal 2015. The decrease in cash from continuing operations during the second quarter versus the year ago period was primarily due to lower earnings which was partially offset by increased cash from trade working capital.

Capital expenditures were $13 million in the second quarter of fiscal 2016, compared to $18 million in the second quarter of fiscal 2015.

In addition to the scheduled principal payments under the term loan in the second quarter of fiscal 2016, we prepaid $9 million of principal payments due in the third and fourth quarter of fiscal 2016.

As of the end of the fiscal second quarter 2016, we had $738 million available for borrowings under our credit agreement.  In December 2015, the credit agreement was amended to increase the maximum consolidated leverage ratio starting in the second quarter of 2016 and continuing through to the first quarter of 2018, with a maximum ratio of 4.5x for the fourth quarter of 2016 through the second quarter of 2017.  As of the end of the second quarter of 2016, we were in compliance with all financial covenants under our credit agreement.

Market Outlook

Global economic growth slowed during the first four months of calendar 2016 as challenges in emerging markets were met by slowing growth in the U.S. and Europe. At the same time, mixed economic signals, primarily from China, suggest that there could be a possible near-term improvement in economic output. While sentiment from China was partially responsible for improving certain commodity prices during April, global growth for the year is now expected to track to approximately 3 percent; a marginal decline from 2015.

Copper markets have stabilized in recent weeks as production curtailments have resulted in prices averaging $2.15 per pound since the beginning of the year. Current spot prices are approximately 10 percent above their January lows driven in part by positive macroeconomic data from China, strong Chinese imports, and the expectation of further stimulus efforts. Copper prices are expected to remain around current levels over the remainder of the calendar year.

U.S. coal markets continue to be the most challenged end-market for the company.  Sustained low natural gas prices, elevated coal stockpiles, a mild winter and environmental regulatory considerations have resulted in U.S. coal production declining over 115 million tons through mid-May.  Although natural gas prices are expected to increase during the second half of the year,   high coal inventories will likely result in coal production declining approximately 190 million tons for the full-year; over 90 million tons worse than previously forecasted.

Oil markets have rebounded in recent months with prices averaging $45 per barrel since April. An improved demand outlook along with a nearly 10% reduction in U.S production has contributed to rising oil prices. Also contributing to the rise in prices was the expected impact of the Canada forest fires on oil sands production out of Alberta. Current estimates expect that roughly half of the daily output of the region, or 1.2 million barrels per day, was expected to be impacted for a period of two to three weeks. This amounts to roughly 21 million barrels of lost output, or nearly 3 percent of Alberta’s annual total. While many sites have begun production, it is unclear the time frame it will take for the region to return to full production levels.

Despite steel production being down 3 percent through April, conditions are expected to improve over the coming months as the construction season begins and Chinese stimulus efforts increase. The strong sequential rebound in global steel production seen in April helped to drive the second quarter met coal contract to a two-year high of $84 per tonne. Current spot prices of $87 per tonne represent a 14 percent improvement from December lows and are indicative of a market that is making the necessary adjustments to rebalance supply and demand.

Conditions in iron ore markets improved during April with prices approaching $70 per tonne. While margins have improved for many steel producers and sentiment remains positive, iron ore prices have since retreated and are likely to track to a more sustainable range of $45 to $50 per tonne given the increasing seaborne tonnage that is expected to reach the market in the second half of the calendar year.

The mining industry continues to face significant headwinds as commodity markets rebalance. While commodity markets move closer to rebalancing, most major mining companies continue to face strained cash flows and high levels of debt, both of which continue to negatively impact near-term order rates.

Company Outlook

"Although market conditions continued to elicit delays in service work, particularly with our U.S. coal customers, we realized several strategic orders during the quarter", continued Doheny. "As coal production in India continues to grow, we secured orders for a longwall system, room and pillar package and a large parts order for our fleet of shovels operating in India.

"Additionally, we received an order for two of our industry leading electric rope shovels to be used in the Canadian oil sands. Despite the price of oil being down 20 percent from a year ago, our team was able to demonstrate the superior technical advantages of our equipment to win the order.

"Driving our strategies and demonstrating the superior differentiation of our products and service offerings remains key to our long-term growth. This strategy has led to successes with our new product development programs as well as our hard rock and consumables market penetration and will position us well when markets begin to recover.

"Some positive signs have emerged in recent months; however, the mining industry continues to face headwinds from oversupplied commodities and reduced cash flows for most producers. While there has been mounting evidence of supply curtailments, challenging market conditions are likely to persist requiring us to continue to drive cost out of our business as we position for the current and future demand environments. We are now targeting over $100 million of year-over-year cost reduction in fiscal 2016.

"With lower service sales from the step down in production forecasts for U.S. coal and Canadian oils sands markets, partially offset by increased cost reduction and more sales from growth initiatives, we now expect sales and earnings for the year excluding restructuring charges and mark-to-market pension adjustments to be at the lower end of our previous guidance range of $2.4 billion to $2.6 billion for sales and $0.10 to $0.50 for adjusted earnings per fully diluted share.

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company's second quarter results at 11:00 a.m. Eastern time on June 2, 2016. Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. Eastern start time of the call. A rebroadcast of the call will be available until the close of business on June 23, 2016 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on August 1, 2016.

Non-GAAP Financial Measures

We include non-GAAP financial measures in this press release, including adjusted sales, adjusted operating income from continuing operations, adjusted net (loss) income from continuing operations and adjusted diluted (loss) earnings per share from continuing operations. These measures remove the effect of certain items and are provided to present consistency to aid investors in comparing our operating results across periods. These measures are not purported to be alternatives to operating income, net (loss) income from continuing operations or diluted (loss) earnings per share from continuing operations as presented in accordance with GAAP. Reconciliations of the non-GAAP financial measures to the Company's comparable GAAP financial measures for the periods presented are set forth in this press release and are also included in the "Reconciliations" tab on our investor relations webpage at investors.joyglobal.com.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential,” “predict,” “should,” “will be,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include (i) risks associated with general economic conditions and cyclical economic conditions affecting the global mining industry, (ii) risks associated with the international and U.S. commodity markets for coal, copper and other materials mined by our customers, (iii) risks of international operations, including currency fluctuations, (iv) risks associated with acquisitions or divestitures, (v) risks associated with indebtedness, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, (vii) risks associated with labor markets and other risks, and (viii) risks arising from regulations affecting the global mining industry, as well as the risks, uncertainties and cautionary statements set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Quarter Ended		Six Months Ended
	April 29, 2016	May 1, 2015	April 29, 2016	May 1, 2015

Net sales	$601,985	$810,523	$1,128,285	$1,514,396
Costs and expenses:
Cost of sales	458,479	576,226	896,735	1,093,796
Product development, selling and administrative expenses	116,643	131,142	227,056	261,535
Restructuring charges	33,394	11,110	60,053	11,775
Other income	(2,206)	(900)	(6,147)	(4,113)
Operating (loss) income	(4,325)	92,945	(49,412)	151,403

Interest expense, net	11,579	13,272	23,695	26,229
(Loss) income before income taxes	(15,904)	79,673	(73,107)	125,174

(Benefit) provision for income taxes	(599)	23,715	(17,581)	38,691
(Loss) income from continuing operations	(15,305)	55,958	(55,526)	86,483

Income from discontinued operations, net of income taxes	5,466	—	5,466	—
Net (loss) income	$(9,839)	$55,958	$(50,060)	$86,483

Basic earnings per share:
Continuing operations	$(0.16)	$0.57	$(0.57)	$0.89
Discontinued operations	0.06	—	0.06	—
Basic (loss) earnings per share	$(0.10)	$0.57	$(0.51)	$0.89

Diluted earnings per share:
Continuing operations	$(0.16)	$0.57	$(0.57)	$0.88
Discontinued operations	0.06	—	0.06	—
Diluted (loss) earnings per share	$(0.10)	$0.57	$(0.51)	$0.88

Dividends per share	$0.01	$0.20	$0.02	$0.40

Weighted average shares outstanding:
Basic	97,921	97,416	97,886	97,482
Diluted	97,921	97,972	97,886	98,055

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 29, 2016	October 30, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$160,878	$102,885
Accounts receivable, net	670,376	812,073
Inventories	939,863	1,007,925
Other current assets	123,033	145,559
Assets held for sale	31,025	—
Total current assets	1,925,175	2,068,442

Property, plant and equipment, net	716,355	792,032
Other intangible assets, net	236,105	255,710
Goodwill	350,875	354,621
Deferred income taxes	153,008	118,913
Other assets	126,582	122,728
Total assets	$3,508,100	$3,712,446

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings, including current portion of long-term obligations	$23,353	$26,321
Trade accounts payable	240,900	275,789
Employee compensation and benefits	83,723	90,335
Advance payments and progress billings	225,167	229,470
Accrued warranties	46,981	52,146
Other accrued liabilities	206,804	225,277
Current liabilities of discontinued operations	—	11,582
Total current liabilities	826,928	910,920

Long-term obligations	983,488	1,060,643

Other liabilities:
Liability for postretirement benefits	18,659	19,540
Accrued pension costs	167,999	175,699
Other non-current liabilities	131,259	125,635
Total other liabilities	317,917	320,874

Shareholders' equity	1,379,767	1,420,009

Total liabilities and shareholders' equity	$3,508,100	$3,712,446

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Six Months Ended
	April 29, 2016	May 1, 2015	April 29, 2016	May 1, 2015
Operating Activities:
Net (loss) income	$(9,839)	$55,958	$(50,060)	$86,483
Income from discontinued operations	(5,466)	—	(5,466)	—
Depreciation and amortization	37,306	32,497	77,393	66,176
Impairment charges	17,146	—	17,146
Other adjustments to continuing operations, net	(6,095)	13,859	12,551	21,946
Changes in working capital items attributed to continuing operations:
Accounts receivable, net	(1,786)	(33,024)	144,892	105,010
Inventories	28,078	(25,875)	54,995	(139,419)
Trade accounts payable	20,584	28,741	(34,316)	(36,574)
Advance payments and progress billings	(14,516)	15,429	(5,559)	57,926
Other working capital items	(21,230)	(16,469)	(58,805)	(108,787)
Net cash provided by operating activities of continuing operations	44,182	71,116	152,771	52,761

Investing Activities:
Property, plant, and equipment acquired	(12,991)	(17,537)	(21,094)	(39,795)
Proceeds from sale of property, plant and equipment	1,420	3,202	10,587	3,958
Other investing activities, net	(119)	232	3	373
Net cash used by investing activities	(11,690)	(14,103)	(10,504)	(35,464)

Financing Activities:
Common stock issued	—	2,287	—	2,560
Dividends paid	(980)	(19,475)	(1,977)	(38,964)
Financing fees	—	—	(1,011)
Treasury stock purchased	—	—	—	(50,000)
Payments on credit agreement	—	—	(58,600)
Changes in short term and other long term obligations, net	(15,721)	—	(21,915)
Other financing activities, net	—	425	—	865
Net cash used by financing activities	(16,701)	(16,763)	(83,503)	(85,539)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	5,154	(485)	(771)	(9,858)

Increase (Decrease) in Cash and Cash Equivalents	20,945	39,765	57,993	(78,100)
Cash and Cash Equivalents at the Beginning of Period	139,933	152,326	102,885	270,191
Cash and Cash Equivalents at the End of Period	$160,878	$192,091	$160,878	$192,091

Supplemental cash flow information:
Interest paid	$15,762	$15,626	$24,183	$30,724
Income taxes paid	16,492	26,524	8,385	49,297
Depreciation and amortization by segment:
Underground	$22,503	$18,524	$44,923	$37,712
Surface	13,882	13,157	30,623	26,946
Corporate	921	816	1,847	1,518
Total depreciation and amortization	$37,306	$32,497	$77,393	$66,176

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	April 29, 2016	May 1, 2015	Change
Net Sales By Segment:
Underground	$342,603	$423,939	$(81,336)	(19)%
Surface	285,104	423,386	(138,282)	(33)%
Eliminations	(25,722)	(36,802)	11,080
Total Sales By Segment	$601,985	$810,523	$(208,538)	(26)%

Net Sales By Product:
Service	$462,645	$594,980	$(132,335)	(22)%
Original Equipment	139,340	215,543	(76,203)	(35)%
Total Sales By Product	$601,985	$810,523	$(208,538)	(26)%

Net Sales By Geography:
United States	$140,243	$287,765	$(147,522)	(51)%
Rest of World	461,742	522,758	(61,016)	(12)%
Total Sales By Geography	$601,985	$810,523	$(208,538)	(26)%

Operating (Loss) Income By Segment:			% of Net Sales
Underground	$(20,817)	$51,476	(6.1)%	12.1%
Surface	35,647	58,837	12.5%	13.9%
Corporate	(11,728)	(8,654)
Eliminations	(7,427)	(8,714)
Total Operating (Loss) Income	$(4,325)	$92,945	(0.7)%	11.5%

	Six Months Ended
	April 29, 2016	May 1, 2015	Change
Net Sales By Segment:
Underground	$617,097	$808,602	$(191,505)	(24)%
Surface	561,676	770,422	(208,746)	(27)%
Eliminations	(50,488)	(64,628)	14,140
Total Sales By Segment	$1,128,285	$1,514,396	$(386,111)	(25)%

Net Sales By Product:
Service	$873,265	$1,110,160	$(236,895)	(21)%
Original Equipment	255,020	404,236	(149,216)	(37)%
Total Sales By Product	$1,128,285	$1,514,396	$(386,111)	(25)%

Net Sales By Geography:
United States	$279,265	$536,126	$(256,861)	(48)%
Rest of World	849,020	978,270	(129,250)	(13)%
Total Sales By Geography	$1,128,285	$1,514,396	$(386,111)	(25)%

Operating (Loss) Income By Segment:			% of Net Sales
Underground	$(59,267)	$93,727	(9.6)%	11.6%
Surface	43,435	90,182	7.7%	11.7%
Corporate	(19,257)	(17,336)
Eliminations	(14,323)	(15,170)
Total Operating (Loss) Income	$(49,412)	$151,403	(4.4)%	10.0%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	April 29, 2016	May 1, 2015	Change
Bookings By Segment:
Underground	$361,869	$437,482	$(75,613)	(17)%
Surface	339,679	344,260	(4,581)	(1)%
Eliminations	(20,906)	(36,985)	16,079
Total Bookings By Segment	$680,642	$744,757	$(64,115)	(9)%

Bookings By Product:
Service	$513,384	$594,933	$(81,549)	(14)%
Original Equipment	167,258	149,824	17,434	12%
Total Bookings By Product	$680,642	$744,757	$(64,115)	(9)%

	Six Months Ended
	April 29, 2016	May 1, 2015	Change
Bookings By Segment:
Underground	$642,748	$844,391	$(201,643)	(24)%
Surface	625,632	655,058	(29,426)	(4)%
Eliminations	(37,924)	(54,543)	16,619
Total Bookings By Segment	$1,230,456	$1,444,906	$(214,450)	(15)%

Bookings By Product:
Service	$945,056	$1,119,078	$(174,022)	(16)%
Original Equipment	285,400	325,828	(40,428)	(12)%
Total Bookings By Product	$1,230,456	$1,444,906	$(214,450)	(15)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	April 29, 2016	January 29, 2016	October 30, 2015	July 31, 2015
Backlog By Segment:
Underground	$567,528	$548,262	$541,877	$693,473
Surface	457,966	403,391	394,010	477,555
Eliminations	(49,844)	(54,660)	(62,407)	(48,775)
Total Backlog By Segment	$975,650	$896,993	$873,480	$1,122,253

Backlog By Product:
Service	$465,424	$414,685	$393,633	$528,581
Original Equipment	510,226	482,308	479,847	593,672
Total Backlog By Product	$975,650	$896,993	$873,480	$1,122,253

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter ended April 29, 2016
	Underground	Surface	Corporate	Eliminations	Total
Operating (Loss) Income by Segment:
Operating (Loss) Income	$(20,817)	$35,647	$(11,728)	$(7,427)	$(4,325)
Restructuring and related charges	33,616	1,084	—	—	34,700
Adjusted Operating (Loss) Income	$12,799	$36,731	$(11,728)	$(7,427)	$30,375

	Quarter ended May 1, 2015
	Underground	Surface	Corporate	Eliminations	Total
Operating (Loss) Income by Segment:
Operating (Loss) Income	$51,476	$58,837	$(8,654)	$(8,714)	$92,945
Restructuring and related charges	4,970	5,888	252		11,110
Mark to market pension income	—	—	(3,177)	—	(3,177)
Adjusted Operating (Loss) Income	$56,446	$64,725	$(11,579)	$(8,714)	$100,878

	Six months ended April 29, 2016
	Underground	Surface	Corporate	Eliminations	Total
Operating (Loss) Income by Segment:
Operating (Loss) Income	$(59,267)	$43,435	$(19,257)	$(14,323)	$(49,412)
Restructuring and related charges	59,316	1,648	395	—	61,359
Adjusted Operating (Loss) Income	$49	$45,083	$(18,862)	$(14,323)	$11,947

	Six months ended May 1, 2015
	Underground	Surface	Corporate	Eliminations	Total
Operating (Loss) Income by Segment:
Operating (Loss) Income	$93,727	$90,182	$(17,336)	$(15,170)	$151,403
Restructuring and related charges	5,416	6,107	252	—	11,775
Mark to market pension income	—	—	(6,353)	—	(6,353)
Excess purchase accounting	152	—	—	—	152
Adjusted Operating (Loss) Income	$99,295	$96,289	$(23,437)	$(15,170)	$156,977